Exhibit 99.1

INSPIRED REPORTS RESULTS FOR THE THREE-MONTH PERIOD

ENDED DECEMBER 31, 2018

●	Total Revenue for the Transitional Period Ended December 31, 2018 of $30.7 Million

●	Net Operating Loss Narrowed to $2.4 Million from $4.4 Million

●	Adjusted EBITDA[1] of $10.5 Million

●	Functional Currency[2] Revenue and Adjusted EBITDA Growth of 2.3% and 11.3%, Respectively

●	Adjusted EBITDA Margin[3] Increased to 34.1% from 31.3%

●	Announced Multi-Year Virtual Sports Agreements with Bet Stars and bet365

●	Further Strengthened Brand Portfolio with New Virtual Basketball Game; Introduced Valor™ Gaming Cabinet for North America

●	Issued First Quarter 2019 Adjusted EBITDA Guidance of $13.25 Million to $14.25 Million; Consistent with Our Long-Term Growth Prospects

New York, New York, February 11, 2019 - Inspired Entertainment, Inc. (“Inspired”) (NASDAQ: INSE) today reported financial results for the three-month period ended December 31, 2018. As previously announced, the Company changed its fiscal year end from September 30 to December 31 beginning with the 2019 year, making this period a transitional period. The Company expects to report financial results for the first quarter of 2019 in May.

“As we complete our transition to a traditional calendar year reporting cycle, we’re expecting good performance in the first quarter of 2019 driven by continued growth in Greece and Italy, as well as Interactive and additional hardware sales opportunities in conjunction with a reduced overhead expense base,” said Lorne Weil, Executive Chairman of Inspired Entertainment. “I’m encouraged by what I see across the business. Accordingly, and based on trends in the quarter to date, we are establishing First Quarter 2019 Adjusted EBITDA guidance that could represent approximately 20% growth year over year in functional currency.”

Mr. Weil continued, “As we move from the first quarter into the second quarter, we expect to begin to see the impact of the implementation of new regulations as a result of the Triennial. We have been investing in the resources necessary to satisfy the new requirements and meet player needs in the UK and we are extremely optimistic about our strategy to mitigate a portion of any potential impact.”

1 Adjusted EBITDA is a non-GAAP financial measure. Our definition and its reconciliation to net loss are provided below.

2 Functional currency calculated using GBP.

3 Calculated as Adjusted EBITDA as a percent of Adjusted Revenue. See “Non-GAAP Financial Measures” below.

Mr. Weil concluded, “We had a tremendous showing at last week’s ICE tradeshow where we introduced our Virtual Basketball and gave a sneak peek of our new Valor™ gaming cabinet, which we expect to drive additional hardware sales opportunities in new jurisdictions. We continue to believe our content and solutions provide an ideal platform for growth and, based on our proven success throughout Europe, we see a unique opportunity to build our VLT, Virtual Sports and Interactive businesses in North America.”

Summary of Consolidated Financial Results for the Three Months Ended December 31, 2018 (unaudited)
					Functional
	Qtr Ended			Currency	Currency
	December 31		Change	Movement	Growth
	2018	2017	(%)	2018	(%)
(In $ millions, except per share figures)
GAAP Measures:
Revenue	$30.7	$31.4	(2.1)%	$(1.4)	2.3%
Net Operating Income	$(2.4)	$(4.4)	NM2	$0.1	NM
Net (loss)	$(4.7)	$(4.2)	NM	$0.1	NM
Net (loss) per diluted share	$(0.23)	$(0.20)	NM
Non-GAAP Measures:
Adjusted EBITDA[1]	$10.5	$9.8	6.4%	$(0.5)	11.3%

1Reconciliation to GAAP shown below.

2Percentage change is not meaningful.

Recent Highlights

Server Based Gaming (“SBG”)

●	Average Installed Base Increased 15.4% Year Over Year – Overall average installed terminal base increased to 33,811 due to the continued terminal rollout in Greece and growth from new contract awards in the UK Licensed Betting Office (“LBO”) estate.

●	Total OPAP Terminals Installed Increased to 7,100 – The roll out into Greece continued during the period, with a further 1,300 terminals being deployed on site and live as of December 31, 2018 and a further 300 since the quarter ended. The performance of our Greek terminals continues to be strong compared to other suppliers.

●	Strong Growth in Italy Estate –Customer Gross Win per unit per day in Italy increased by 16.9% (in Euros) across all customers compared to the same period last year, principally driven by new content releases. This was partly offset by a tax that reduced Net Win per unit per day growth to 14.6%.

●	Introduced New Valor™ Gaming Terminal at ICE London – This cabinet supports open standard G2S VLT protocol, allowing entry into new jurisdictions with specific content developed for North America and Europe.

●	125 Self Service Betting Terminals (“SSBTs”) sold and deployed in the UK – In addition to the hardware sale margin, these terminals are expected to generate ongoing recurring service fees.

●	Over 150 “Flex” B3 Terminals to a Major Customer in the UK – Terminals are expected to commence installation in the first quarter of calendar 2019 and to result in ongoing recurring rental fee and content revenue share to Inspired.

●	Over 100 “Sabre Hydra” Terminals Sold – Terminals were sold to a major casino customer in the UK and are to be installed during the early half of 2019.

Virtual Sports

●	Additional Virtual Sports Operators – Number of Virtual Sports operators increased to 100 live worldwide (as of December 31, 2018), up 16.3% from the same time last year, including the recent launch of the Danish Lottery, Danske Spil.

●	Launched Second Virtual Sports Channel with OPAP – Latest football product, Matchday, launched across full estate of over 3,400 venues.

●	Signed Exclusive Worldwide Contract with BetStars – Both scheduled and on-demand Virtual Sports will be provided online to BetStars, the international online sports betting brand of The Stars Group Inc., one of the world’s largest online gaming operators.

●	Renewed Multi-Year Contract with bet365 –Signed multi-year extension to provide Virtual Sports online to bet365, the world’s largest online sports betting company.

●	Launch of New Virtual Basketball – Introduced the newest and most realistic Virtual Sport to the line-up at ICE London.

Interactive

●	Eight new customers launched within Interactive in the quarter, including BGO, Buzz Bingo and Sun Bingo –31 total customers were live, an increase of 17 over the same period last year.

●	Michigan Lottery Launched the First Instant Win Virtual Sports – Inspired and IWG, the award-winning supplier of online instant win games, have partnered together to deliver Endzone Payout™ for the Michigan Lottery - a new– instant win version of Virtual Football.

“During this reporting period we started the process of consolidating our six facilities throughout the UK into two primary locations, which has resulted in lower headcount and increased efficiencies,” said Stewart Baker, Executive Vice President and Chief Financial Officer of Inspired. “These redundancies and a number of other unique line items contributed to a larger reduction in cash flow during the quarter than we otherwise would have exhibited. However, these measures have long-term margin benefits and will help to prepare the organization for the new regulations in the UK.”

Management Outlook and Commentary

Following the transitional period, Management is establishing guidance for its First Quarter ending March 31, 2019. We currently expect to have Adjusted EBITDA of $13.25 million to $14.25 million, assuming exchange rates remain stable. While we are not providing annual guidance, we continue to estimate the projected impact of the reduction in the maximum FOBT betting stake mandated by the Triennial Review on our Adjusted EBITDA to be approximately $10 million to $11 million annually on a steady state basis.

Overview of Transition Period Results

Total Revenue for the three months ended December 31, 2018 was $30.7 million on a reported basis. Revenue for the period increased 2.3% year-over-year on a functional currency (£) basis, driven mainly by SBG growth in Greece and Italy and offset by lower hardware sales in the UK and software license sales in Greece. Participation and other recurring revenue across the Company, which excludes hardware sales and software license sales, increased 9.1% year-over-year and remained virtually flat quarter-over-quarter on a functional currency (£) basis. The exchange rate for GBP:USD negatively affected the reported results year over year.

Adjusted EBITDA for the three months ended December 31, 2018 was $10.5 million, a year-over-year increase of 11.3% on a functional currency (£) basis and an increase of 6.4% on a reported basis. Adjusted EBITDA margin increased to 34.1%, from 31.3% in the prior year, primarily as a result of overhead savings due to lower staff related costs.

SG&A expenses decreased by $1.1 million, or 6.8%, on a reported basis, to $15.3 million. This decrease was driven by staff related cost savings of $1.8 million. These savings were offset by an increase in Italian tax related costs relating to prior years invoicing of $0.9 million (removed from Adjusted EBITDA) and a decrease in net labor capitalization and manufacturing recoveries of $0.8 million due to mix of projects and lower factory throughput as a result of fewer machines being built in the quarter.

On a reported basis, net operating result during the period improved from a loss of $4.4 million in the prior period to a loss of $2.4 million, mainly due to an increase in revenue, a reduction in stock-based compensation, acquisition related transaction and SG&A expenses, partly offset by higher cost of sales and depreciation and amortization.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, including Adjusted EBITDA, to analyze our operating performance. We use these financial measures to manage our business on a day-to-day basis and we believe that they are the most relevant measures of our performance. We believe that these measures are also commonly used in our industry to measure performance. For these reasons, we believe that these non-GAAP financial measures provide expanded insight into our business, in addition to standard U.S. GAAP financial measures. There are no specific rules or regulations for defining and using non-GAAP financial measures, and as a result the measures we use may not be comparable to measures used by other companies, even if they have similar labels. The presentation of non-GAAP financial information should not be considered in isolation from, or as a substitute for, or superior to, financial information prepared and presented in accordance with U.S. GAAP. You should consider our non-GAAP financial measures in conjunction with our U.S. GAAP financial measures.

We define our non-GAAP financial measures as follows:

Adjusted EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense, and other additional specified exclusions and adjustments. Such additional excluded amounts include stock-based compensation, U.S. GAAP charges where the associated liability is expected to be settled in stock, and changes in the value of earnout liabilities and income and expenditure in relation to legacy portions of the business (being those portions where trading no longer occurs) including closed defined benefit pension schemes. Additional adjustments are made for items considered outside the normal course of business, including (1) restructuring costs, which include charges attributable to employee severance, management changes, restructuring and integration (2) merger and acquisition costs and (3) gains or losses not in the ordinary course of business.

We believe Adjusted EBITDA, when considered along with other performance measures, is a particularly useful performance measure, because it focuses on certain operating drivers of the business, including sales growth, operating costs, selling and administrative expense and other operating income and expense. We believe Adjusted EBITDA can provide a more complete understanding of our operating results and the trends to which we are subject, and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income or loss, because it does not take into account certain aspects of our operating performance (for example, it excludes non-recurring gains and losses which are not deemed to be a normal part of underlying business activities). Our use of Adjusted EBITDA may not be comparable to the use by other companies of similarly termed measures. Management compensates for these limitations by using Adjusted EBITDA as only one of several measures for evaluating our operating performance. In addition, capital expenditures, which affect depreciation and amortization, interest expense, and income tax benefit (expense), are evaluated separately by management.

Functional Currency at constant rate. Currency impacts shown have been calculated as the current-period average GBP: USD rate less the equivalent average rate in the prior period, multiplied by the current period amount in our functional currency (GBP). The remaining difference, referred to as functional currency at constant rate, is calculated as the difference in our functional currency, multiplied by the prior-period average GBP: USD rate, as a proxy for functional currency at constant rate movement.

Currency Movement represents the difference between the results in our reporting currency (USD) and the results on a Functional Currency basis. Reconciliations from net loss, as shown in our Consolidated Statements of Operations and Comprehensive Loss included elsewhere in this release, to Adjusted EBITDA are shown below.

Conference Call and Webcast

Inspired management will host a conference call and simultaneous webcast at 9:30 a.m. ET / 2:30 p.m. UK on Monday, February 11, 2019 to discuss the financial results and general business trends.

Telephone: The dial-in number to access the call live is 1-866-250-8117 (US) or 1-412-317-6011 (International). Participants should ask to be joined into the Inspired Entertainment call.

Webcast: A live audio-only webcast of the call can be accessed through the “Events and Presentations” page of the Company’s website at www.inseinc.com under the Investors link. Please follow the registration prompts.

Replay of the call: A telephone replay of the call will be available one hour after the conclusion of the call until February 18, 2019 by dialing 1-877-344-7529 (US) or 1-412-317-0088 (International), via replay access code 10128454. A replay of the webcast will also be available on the Company’s website at www.inseinc.com.

About Inspired Entertainment, Inc.

Inspired is a global games technology company, supplying Virtual Sports, Mobile Gaming and Server Based Gaming systems with associated terminals and digital content to regulated lottery, betting and gaming operators around the world. Inspired currently operates approximately 30,000 digital gaming terminals and supplies its Virtual Sports products through more than 40,000 retail channels and over 100 websites, in approximately 35 gaming jurisdictions worldwide. Inspired employs more than 650 employees in the UK and elsewhere, developing and operating digital games and networks. Additional information can be found at www.inseinc.com.

Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that indicate future events or trends or are not statements of historical matters. These statements are based on our management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of our control and all of which could cause actual results to differ materially from the results discussed in the forward-looking statements. There can be no assurance that any matters covered by our forward-looking statements will develop as predicted, expected or implied. Readers should not place undue reliance on forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in our reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K, which are available, free of charge, on the SEC’s website at www.sec.gov and on our site at www.inseinc.com.

Contact:

For Investors

Aimee Remey

aimee.remey@inseinc.com

+1 646 620-6737

For Press and Sales

inspiredsales@inseinc.com

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31, 2018	September 30, 2018
	(Unaudited)
Assets
Current assets
Cash	$15,988	$22,451
Accounts receivable, net	11,542	14,302
Inventory, net	5,096	5,210
Fair value of hedging instrument	856	747
Prepaid expenses and other current assets	15,584	15,842
Total current assets	49,066	58,552

Property and equipment, net	39,851	45,707
Software development costs, net	38,820	39,998
Other acquired intangible assets subject to amortization, net	4,803	5,723
Goodwill	44,862	45,818
Other assets	9,214	12,114
Total assets	$186,616	$207,912

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$7,433	$14,400
Accrued expenses	12,459	14,354
Earnout liability	6,353	8,021
Corporate tax and other current taxes payable	1,886	2,047
Deferred revenue, current	10,292	9,194
Other current liabilities	3,617	3,851
Current portion of capital lease obligations	403	474
Total current liabilities	42,443	52,341

Long-term debt	131,453	131,225
Capital lease obligations, net of current portion	27	69
Deferred revenue, net of current portion	21,685	23,946
Derivative liability	4,751	7,764
Other long-term liabilities	4,642	5,034
Total liabilities	205,001	220,379

Commitments and contingencies

Stockholders’ deficit
Preferred stock; $0.0001 par value; 1,000,000 shares authorized	—	—
Series A Junior Participating Preferred stock; $0.0001 par value; 1,000,000 shares authorized; 49,000 shares designated; no shares issued and outstanding at December 31, 2018 and September 30, 2018	—
Common stock; $0.0001 par value; 49,000,000 shares authorized; 20,870,397 shares and 20,860,591 shares issued and outstanding at December 31, 2018 and September 30, 2018, respectively	2	2
Additional paid in capital	329,855	328,452
Accumulated other comprehensive income	55,988	58,580
Accumulated deficit	(404,230)	(399,501)
Total stockholders’ deficit	(18,385)	(12,467)
Total liabilities and stockholders’ deficit	$186,616	$207,912

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share data)

(Unaudited)

	Three Months Ended December 31,
	2018	2017

Revenue:
Service	$30,046	$30,367
Hardware	686	1,020
Total revenue	30,732	31,387

Cost of sales, excluding depreciation and amortization:
Cost of service	(5,977)	(5,196)
Cost of hardware	(593)	(906)
Selling, general and administrative expenses	(15,267)	(16,374)
Stock-based compensation expense	(1,615)	(3,198)
Acquisition related transaction expenses	(74)	(574)
Depreciation and amortization	(9,589)	(9,560)
Net operating loss	(2,383)	(4,421)

Other (expense) income
Interest income	32	38
Interest expense	(4,111)	(4,906)
Change in fair value of earnout liability	1,668	4,657
Change in fair value of derivative liability	852	319
Other finance (costs) income	(731)	191
Total other (expense) income, net	(2,290)	299

Net loss before income taxes	(4,673)	(4,122)
Income tax expense	(56)	(33)
Net loss	(4,729)	(4,155)

Other comprehensive loss:
Foreign currency translation (loss) gain	(6)	124
Change in fair value of hedging instrument	2,601	—
Reclassification of gain on hedging instrument to comprehensive income	(2,362)	—
Actuarial losses on pension plan	(2,825)	(2,046)
Other comprehensive loss	(2,592)	(1,922)

Comprehensive loss	$(7,321)	$(6,077)

Net loss per common share – basic and diluted	$(0.23)	$(0.20)

Weighted average number of shares outstanding during the period – basic and diluted	20,861,130	20,441,832

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(in thousands, except share data)

(Unaudited)

	Common stock		Additional paid in	Accumulated other comprehensive	Accumulated	Total stockholders’
	Shares	Amount	capital	income	deficit	deficit

Balance at October 1, 2018	20,860,591	$2	$328,452	$58,580	$(399,501)	$(12,467)
Foreign currency translation adjustments	—	—	—	(6)	—	(6)
Actuarial losses on pension plan	—	—	—	(2,825)	—	(2,825)
Change in fair value of hedging instrument	—	—	—	2,601	—	2,601
Reclassification of gain on hedging instrument to comprehensive income	—	—	—	(2,362)	—	(2,362)
Shares issued upon net settlement of RSUs	9,806	—	(4)	—	—	(4)
Stock-based compensation expense	—	—	1,407	—	—	1,407
Net loss	—	—	—	—	(4,729)	(4,729)
Balance at December 31, 2018	20,870,397	$2	$329,855	$55,988	$(404,230)	$(18,385)

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands) (Unaudited)

	Three Months Ended December 31,
	2018	2017

Cash flows from operating activities:
Net loss	$(4,729)	$(4,155)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	9,589	9,560
Stock-based compensation expense	1,615	2,889
Change in fair value of derivative liability	(852)	(319)
Change in fair value of earnout liability	(1,668)	(4,657)
Foreign currency translation on senior bank debt	2,897	—
Foreign currency translation on cross currency swaps	(2,225)	—
Non-cash interest expense relating to senior debt	522	1,924
Changes in assets and liabilities:
Accounts receivable	2,489	7,912
Inventory	10	572
Prepaid expenses and other assets	694	(1,750)
Corporate tax and other current taxes payable	(119)	(1,060)
Accounts payable	(3,569)	(7,929)
Other current liabilities	—	(60)
Deferred revenues and customer prepayment	(480)	2,858
Accrued expenses	(1,602)	(4,562)
Other long-term liabilities	(1,677)	(1,332)
Net cash provided by (used in) operating activities	895	(109)

Cash flows from investing activities:
Purchases of property and equipment	(3,215)	(2,913)
Purchases of capital software	(3,416)	(3,900)
Net cash used in investing activities	(6,631)	(6,813)

Cash flows from financing activities:
Payment of financing costs	(478)	—
Repayments of finance leases	(100)	(140)
Proceeds from issuance of revolver and long-term debt	—	6,043
Repayments of revolver and long-term debt	—	(7,713)
Net cash used in provided by financing activities	(578)	(1,810)

Effect of exchange rate changes on cash	(149)	(307)
Net decrease in cash	(6,463)	(9,039)
Cash, beginning of period	22,451	20,028
Cash, end of period	$15,988	$10,989

Supplemental cash flow disclosures
Cash paid during the period for interest	$4,139	$6,275
Cash paid during the period for income taxes	$—	$—

Supplemental disclosure of noncash investing and financing activities
Additional paid in capital from net settlement of RSUs	$4	$1,043
Additional paid in capital reclassified to derivative liability	$—	$1,482
Derivative liability reclassified to accrued expenses	$—	$126

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands) (Unaudited)

	For the Three-Month Period ended

	Dec 31,	Dec 31,
(In thousands)	2018	2017

Net loss	$(4,729)	$(4,155)

Items Relating to Legacy Activities:
Pension charges	88	140
Costs relating to former operations	7	5

Items outside the normal course of business:
Costs of group restructure	605	780
Transaction fees	74	574
Italian tax related costs relating to prior years	875	—

Stock-based compensation expense	1,615	3,198

Depreciation and amortization	9,589	9,560
Total other expense, net	2,290	(299)
Income tax	56	33
Adjusted EBITDA	$10,470	$9,836

Adjusted EBITDA	£8,155	£7,325

Exchange Rate - $ to £	1.28	1.34

INSPIRED ENTERTAINMENT, INC. SEGMENT PERFORMANCE

(in thousands)

(Unaudited)

 Three Months Ended December 31, 2018

	Server Based Gaming	Virtual Sports	Corporate Functions	Total
Revenue:
Service	$21,816	$8,230	$—	$30,046
Hardware	686	—	—	686
Total revenue	22,502	8,230	—	30,732
Cost of sales, excluding depreciation and amortization:
Cost of service	(4,900)	(1,077)	—	(5,977)
Cost of hardware	(593)	—	—	(593)
Selling, general and administrative expenses	(6,913)	(3,296)	(5,058)	(15,267)
Stock-based compensation expense	(113)	(83)	(1,419)	(1,615)
Acquisition related transaction expenses	—	—	(74)	(74)
Depreciation and amortization	(7,784)	(1,376)	(429)	(9,589)
Segment operating income (loss)	2,199	2,398	(6,980)	(2,383)

Net operating loss				$(2,383)

Total assets at December 31, 2018	$93,030	$68,055	$25,531	$186,616

Total goodwill at December 31, 2018	$—	$44,862	$—	$44,862
Total capital expenditures for the three months ended December 31, 2018	$2,105	$1,241	$50	$3,396

Three Months Ended December 31, 2017

	Server Based Gaming	Virtual Sports	Corporate Functions	Total
Revenue:
Service	$21,809	$8,558	$—	$30,367
Hardware	1,020	—	—	1,020
Total revenue	22,829	8,558	—	31,387
Cost of sales, excluding depreciation and amortization:
Cost of service	(4,053)	(1,143)	—	(5,196)
Cost of hardware	(906)	—	—	(906)
Selling, general and administrative expenses	(8,147)	(2,721)	(5,506)	(16,374)
Stock-based compensation expense	(65)	(79)	(3,054)	(3,198)
Acquisition related transaction expenses	—	—	(574)	(574)
Depreciation and amortization	(7,607)	(1,600)	(353)	(9,560)
Segment operating income (loss)	2,051	3,015	(9,487)	(4,421)

Net operating loss				(4,421)

Total assets at September 30, 2018	$103,378	$69,545	$34,989	$207,912

Total goodwill at September 30, 2018	$—	$45,818	$—	$45,818
Total capital expenditures for the three months ended December 31, 2017	$6,986	$1,321	$113	$8,420

Note - As a result of improved processes that have allowed us to more accurately allocate costs between reporting segments, we have reclassified the previously reported segment allocation of selling, general and administrative expenses and stock-based compensation expense for the three months ended December 31, 2017.